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EXHIBIT 3.2
                       ARTICLES OF AMENDMENT
                               TO THE
                     ARTICLES OF INCORPORATION
                                 OF
                        SUMMIT SILVER, INC.


     Pursuant to the provisions of Section 30-1-61 of the Idaho
Business Corporation   Act, the undersigned corporation adopts the
following Articles of Amendment to its Articles of Incorporation:

     FIRST:    The following amendments to the Articles of
Incorporation was adopted by the shareholders of the corporation on April 7, 1983 in the manner prescribed by the Idaho Business
Corporation Act:

     That Article Fourth of the Articles of Incorporation of Summit Silver, Inc. was amended to read as follows:

                            "ARTICLE IV

          The location and post office address of the corporation's registered office in the State of Idaho shall be 202 Johnston Building, P. 0. Box 488, Coeur d'Alene, Idaho 83814."

     That the first paragraph of Article V of the Articles of Incorporation of Summit Silver, Inc. was amended to read as follows:

                            "ARTICLE V.

          That the aggregate number of shares which the corporation shall have the authority to issue is Ten Million (10, 000,000) shares of the par value of Ten Cents ($.10) per share. The said shares shall be designated "common shares " and shall be non-assessable.

               Second paragraph unchanged.

               Third paragraph unchanged.

     SECOND:   The number of one-class shares of the corporation
outstanding at the time of such adoption was 4,227,974; and the number of shares entitled to vote thereon was 4,227,974.

     THIRD:    The number of shares voted for the amendment changing
Article Fourth was 2,708,747; and the number of shares voted against such amendment was 17,127. The number of shares voted for the amendment changing Article Fifth was 2,669,547; and the number of shares voted against such amendment-was 56,327.

     FOURTH:   The manner in which such amendment to Article Fifth
effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendments, are as follows:

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          That the stated capital was increased by $500, 000.00 from the prior amount of $500,000.00 to the amount of $1,000,000.00.

     DATED: April 9, 1983.

                              SUMMIT SILVER, INC.

                              By:  /s/ Peter Laczay
                                   President


                              and: /s/ H.S. Sanderson
                                   Secretary

STATE OF IDAHO      )
                    )    ss.
County of Kootenai  )

     I, JEAN A. SMITH, a notary public, do hereby certify that on this 9th day of April, 1983, personally appeared before me, PETER W. LACZAY and H. S. SANDERSON, who being by me first duly sworn, declared that they are the persons who signed the foregoing document was President and Secretary, respectively, and that the statements contained are true.


                              /s/ Jean A. Smith
                              Notary Public in and for the State of
                              Idaho Residing at: Coeur d'Alene, Idaho
                              My commission expires: life